UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2005

REDBACK NETWORKS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-25853	77-0438443
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300 Holger Way

San Jose, CA 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 750-5000

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

__	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
__	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
__	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
__	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 25, 2005, the Compensation Committee of the Board of Directors (the "Board") of Redback Networks Inc. ("Redback") approved (1) a Senior Management Bonus Plan (the "Plan") for fiscal year 2005, (2) additional compensation for certain executive officers, (3) Sales Compensation Plan for fiscal year 2005, and (4) an increase in the compensation for Outside Directors (as defined below.)

    The following senior executives are eligible to participate in the Plan: Kevin A. DeNuccio, President and Chief Executive Officer; Ebrahim Abbasi, Senior Vice President of Operations and Information Technology, Thomas L. Cronan III, Senior Vice President of Finance and Administration and CFO, and Scott Marshall, Senior Vice President of Engineering and Product Management. The Plan has two equally weighted (50%) performance criteria related to achievement of certain levels of revenue and achievement of net income (loss) targets. No bonuses will be paid under the Plan unless the net income (loss) targets are achieved for the applicable period. Achievement of targets under the Plan will be measured by the Compensation Committee and paid on a quarterly basis. Moreover, the senior executive must be employed by the Company as of the last day of the applicable fiscal quarter in order to be eligible for payment under the Plan.

    The actual bonuses payable in any given quarter will vary depending on the extent to which actual performance meets, exceeds or fall short of the goals approved by the Compensation Committee.

    The Compensation Committee also awarded bonuses based on actual performance to Thomas L. Cronan III, Senior Vice President Finance and Administration and CFO and Ebrahim Abbasi, Senior Vice President of Operations and Information Technology in the amounts of $40,000 and $50,000, respectively. The bonuses were awarded based on achievement in fiscal year 2004. The Compensation Committee also approved an increase in Mr. Abbasi's salary from $275,000 to $325,000.
    The Compensation Committee also approved the targets under the Sales Compensation Plan for Georges Antoun, Senior Vice President of Worldwide Sales and Service. The Sales Compensation Plan has two components: (1) commission payments which are based on a percentage of the net revenue and bookings achieved by Redback and (2) a bonus which is based on the achievement of certain expense and revenue margin targets. Payments under the plan will be made on a monthly basis and the CEO will review and approve the achievement of the bonus against the Compensation Committee approved criteria.

    The Board of Directors and the Compensation Committee also approved an increase for Outside Directors in (i) the annual cash retainer for members of the Board of Directors, (ii) the annual cash retainer for the Chair of Redback's Audit Committee and (iii) the annual grant awarded in subsequent years in which the Outside Director joined Redback. An Outside Director is defined as a director that is not (i) an employee of Redback or (ii) an employee, fund manager or general partner of an equity investor in Redback. Effective for fiscal year 2005, the annual cash retainer for Outside Directors will be $20,000, the annual cash retainer for the Chair of Redback's Audit Committee will be $15,000 and the annual grant awarded in subsequent years of service for the Outside Director will be 20,000 options. In addition, the Board of Directors and the Compensation Committee also approved an annual cash retainer for members of the Nominating and Corporate Governance Committee in the amount of $3,000 for Outside Director. No other changes were made in Board compensation. The annual retainer for an Outside Director who is (i) Chair of the Board remains $5,000, (ii) an Audit Committee member remains $5,000 and (iii) a Compensation Committee member remains $3,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDBACK NETWORKS INC.

DATE: January 28, 2005	By:	Thomas L. Cronan III
Thomas L. Cronan III Senior Vice President of Finance and Administration, Chief Financial Officer